EX-99.(p)(23)

VULCAN VALUE PARTNERS, LLC

Investment Adviser

Code of Ethics

i

I.	Statement of General Policy

This Code of Ethics (this “Code”) has been adopted by Vulcan Value Partners, LLC (“Vulcan”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (the “Company Act”).

This Code establishes rules of conduct for all employees of Vulcan and is designed to, among other things, govern personal securities trading activities of employees. The Code is based upon the principle that Vulcan and its employees owe a fiduciary duty to Vulcan’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Vulcan continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Vulcan and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Vulcan has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Vulcan and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where Vulcan is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Vulcan expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Vulcan. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Vulcan. Vulcan’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Vulcan.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Vulcan in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code upon a determination that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Chief Compliance Officer will periodically report to the Board of Managers of Vulcan to document compliance with this Code.

II.	Definitions

For the purposes of this Code, the following definitions shall apply:

A.	“Beneficial Interest or Ownership” the term “Beneficial Interest” or “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Supervised Person will be assumed to have a pecuniary interest, and therefore, Beneficial Interest or Ownership, in all securities held by that person, that person’s spouse, domestic partner, all members of the Supervised Person’s immediate family sharing the Supervised Person’s household, all minor children of that person, and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership (e.g., trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, corporations in which they are a controlling shareholder or any other similar arrangement).

B.	“Board of Managers” Appointed partners who jointly oversee governance and corporate activities of Vulcan Value Partners.

C.	“Exempt Account” means any account where a Supervised Person does not exercise investment discretion or otherwise have direct or indirect influence or control, including but not limited to: (1) Managed Accounts; (2) blind trusts; (3) any accounts (e.g., brokerage, 401k, 403(b)) that hold mutual funds; (4) variable annuities held directly at the carrier; and (5) 529 plans (provided that neither Vulcan nor any of its affiliates manages, distributes, markets, or underwrites the 529 Plan).

D.	“Fixed Income Securities” means fixed income securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States, corporate debt securities, mortgage-backed and other asset-backed securities, fixed income securities issued by state or local governments or the political subdivisions thereof, structured notes and loan participations, foreign government debt securities, and debt securities of international agencies or supranational agencies.

E.	“Managed Account” means an advisory or brokerage account managed by a third-party over which a Supervised Person has Beneficial Ownership, but has no discretion or direct or indirect control over the trading activity in the account.

F.	“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) transactions and holdings in direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) transactions and holdings in shares of other types of open-end registered mutual funds, unless Vulcan or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Vulcan or a control affiliate acts as the investment adviser or principal underwriter for the fund. For purposes of this Code, exchange traded funds (ETFs) are deemed to be Reportable Securities.

G.	“Supervised Person” means directors, officers and partners of Vulcan (or other persons occupying a similar status or performing similar functions); full-time employees of Vulcan; and any other person who provides advice on behalf of Vulcan and is subject to Vulcan’s supervision and control. For purposes of the Code, Vulcan considers all Supervised Persons to be “access persons” as defined under Rule 204A-1 of the Advisers Act and, therefore, all Supervised Persons are required to adhere to all of the policies and procedures of this Code. The Chief Compliance Officer or a designee will review temporary workers and consultants on a case-by-case basis in determining whether they are deemed to be Supervised Persons or otherwise covered under the Code.

H.	“Vulcan Funds” means registered open-end investment companies advised or sub-advised by Vulcan.

III.	Standards of Business Conduct

Vulcan places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the applicable provisions of the Advisers Act and the Company Act and also requires that all Supervised Persons comply with the various applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (the “SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Vulcan’s Supervised Persons as defined herein. These procedures cover transactions in a Reportable Security in which a Supervised Person has a Beneficial Interest in or accounts over which the Supervised Person exercises control as well as transactions by members of the Supervised Person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Vulcan or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Section 17(j) of the Company Act makes it unlawful for Vulcan or its agents or employees, so long as Vulcan serves as an investment adviser to one or more mutual funds or other investment companies, to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, of any security held or to be acquired by the mutual fund or other investment company in contravention of the rules and regulations adopted by the SEC under the Company Act. This Code contains provisions designed to ensure compliance with such rules and regulations.

IV.	Prohibition Against Insider Trading

A.	Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and Vulcan to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and Vulcan may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Supervised Persons of Vulcan and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

B.	General Policy

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Vulcan) while in the possession of material, nonpublic information, nor may any personnel of Vulcan communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material, nonpublic information” relates not only to issuers but also to Vulcan’s securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself, for clients, or others, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

a.	Report the information and proposed trade immediately to the Chief Compliance Officer.

b.	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

c.	Do not communicate the information inside or outside Vulcan, other than to the Chief Compliance Officer.

d.	After the Chief Compliance Officer has reviewed the issue, Vulcan will determine whether the information is material and nonpublic and, if so, what action Vulcan will take.

e.	You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, our clients, and Vulcan.

4.	Contacts with Public Companies

The members of the Board of Managers of Vulcan may not serve as either directors or officers of public companies. Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person of Vulcan or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Vulcan must make a judgment as to its further conduct. To protect yourself, your clients and Vulcan, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised Persons of Vulcan and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted/Watch Lists

Although Vulcan does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may place certain securities on a “restricted list.” Supervised Persons are prohibited from personally, or on behalf of a Client Account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of Supervised Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer shall take steps to immediately inform all Supervised Persons of the securities listed on the restricted list.

The Chief Compliance Officer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of Supervised Persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

V.	Personal Securities Transactions

A.	General Policy

Vulcan has adopted the following principles governing personal investment activities by Vulcan’s Supervised Persons:

1.	The interests of clients will at all times be placed first;

2.	All securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

3.	Supervised Persons must not take inappropriate advantage of their positions.

B.	Permissible Personal Investing Activities

It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her personal account(s) is permissible under this Code. The following types of personal transactions are permissible under the circumstances described below:

1.	Publicly Traded Equity Securities. Supervised Persons are only permitted to purchase or sell publicly traded equity securities through: (i) an account managed by Vulcan; (ii) a Vulcan Fund; or (iii) an Exempt Account.

2.	Fixed Income Securities. Supervised Persons are generally permitted to purchase or sell Fixed Income Securities.

3.	Private Placements and Initial Public Offerings. Supervised Persons and Supervised Persons immediate family members may be permitted to invest in private placements or initial public offerings (“IPO”). However, no Supervised Person shall acquire any beneficial interest in a private placement or IPO without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of a client) and, if approved, will be subject to, among other things, continuous monitoring for possible future conflicts.

C.	Interested Transactions

No Supervised Person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

1.	Any direct or indirect Beneficial Ownership of any securities of such issuer;

2.	Any contemplated transaction by such person in such securities;

3.	Any position with such issuer or its affiliates; and

4.	Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

D.	Reporting Requirements

All Supervised Persons must provide the Chief Compliance Officer with initial and annual holdings reports, quarterly transaction reports, and trade confirmations and account statements with respect to all Reportable Securities in which he or she has any direct or indirect Beneficial Interest. These reports must be submitted in a timely manner as described below.

1.	Initial Holdings Report. Every Supervised Person shall, no later than ten (10) days after the person becomes a Supervised Person, file an initial holdings report for all Reportable Securities in which the Supervised Person has any direct or indirect Beneficial Interest by submitting the form attached hereto as Appendix A. The information submitted must be current as of a date no more than forty-five (45) days before the person became a Supervised Person. If a Supervised Person subsequently opens a new account in which he or she has any direct or indirect Beneficial Interest, the Supervised Person must notify the Chief Compliance Officer within ten (10) calendar days following the opening of such account.

2.	Annual Holdings Report. Every Supervised Person shall, no later than January 31 each year, file an annual holdings report for all Reportable Securities containing the same information required in the initial holdings report as described above. The information submitted must be current as of December 31, and must be submitted on the form attached hereto as Appendix A.

3.	Quarterly Transaction Reports. Every Supervised Person shall, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report for all transactions in Reportable Securities in which the Supervised Person has any direct or indirect Beneficial Interest by submitting the form attached hereto as Appendix B. Supervised Persons must complete the report even if no transactions occurred during the quarter.

4.	Duplicate Trade Confirmations and Account Statements. Every Supervised Person must arrange for the Chief Compliance Officer or designee to be provided, on a timely basis, duplicate copies of confirmations for all transactions and monthly statements for accounts that are Beneficially Owned and/or controlled by such Supervised Person. A form for requesting such information is attached hereto as Appendix C.

5.	Exempt Transactions. A Supervised Person need not submit a report, trade confirmation or account statement with respect to:

a.	Transactions effected in any Exempt Account (subject to the Special Reporting Requirements for Managed Accounts set forth below);

b.	Transactions effected pursuant to an automatic investment plan; and

c.	Transactions that are not in Reportable Securities.

6.	Special Reporting Requirements for Managed Accounts

To rely on the reporting exemption for a Managed Account, a Supervised Person must submit a certification to the Chief Compliance Officer on the form attached hereto as Appendix D.

E.	Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or a designee will review all reports required under the Code on a quarterly basis for compliance with Vulcan’s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer or a designee will also review and compare Supervised Persons’ personal transactions with transactions for clients on a quarterly basis, and against any restricted list or watch list maintained by the firm. The Chief Compliance Officer may also initiate inquiries of Supervised Persons regarding personal securities trading. Supervised Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by Vulcan. Any transactions for any personal accounts of the Chief Compliance Officer will be reviewed and approved by a member of the Board of Managers.

VI.	Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Vulcan has adopted the policies set forth below to guide Supervised Persons in this area.

A.	General Policy

Vulcan’s policy with respect to gifts and entertainment is as follows:

1.	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

2.	Supervised Persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Vulcan, or that others might reasonably believe would influence those decisions;

3.	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible; and

4.	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

B.	Reporting Requirements

1.	Any Supervised Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Vulcan, including gifts and gratuities with value in excess of $300 per year, must obtain consent from the Chief Compliance Officer before accepting such gift.

2.	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Vulcan.

3.	This gift reporting requirement is for the purpose of helping Vulcan monitor the activities of its employees. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer.

VII.	Protecting the Confidentiality of Client Information

A.	Confidential Client Information

In the course of investment advisory activities of Vulcan, the firm gains access to nonpublic information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Vulcan to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Vulcan’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

B.	Non-Disclosure Of Confidential Client Information

All information regarding Vulcan’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. Vulcan does not share Confidential Client Information with any third parties, except in the following circumstances:

1.	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. Vulcan will require that any financial intermediary, agent or other service provider utilized by Vulcan (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Vulcan only for the performance of the specific service requested by Vulcan;

2.	As required by regulatory authorities or law enforcement officials who have jurisdiction over Vulcan, or as otherwise required by any applicable law. In the event Vulcan is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Vulcan shall disclose only such information, and only in such detail, as is legally required; and

3.	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

C.	Employee Responsibilities

All Supervised Persons are prohibited, both during and after the termination of their employment with Vulcan, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver the Vulcan’s services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Vulcan, must return all such documents to Vulcan.

Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

D.	Security Of Confidential Personal Information

Vulcan enforces the following policies and procedures to protect the security of Confidential Client Information:

1.	The firm restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide Vulcan’s services to clients;

2.	Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

3.	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

4.	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

E.	Privacy Policy

As a registered investment adviser, Vulcan and all Supervised Persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Vulcan has adopted policies and procedures to safeguard the information of natural person clients.

F.	Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing Vulcan’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the Chief Compliance Officer.

VIII.	Service as a Director

No Supervised Person shall serve on the board of directors of any publicly traded company without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that such board service would be disclosed and consistent with the firm’s businesses and client interests as an investment manager. Where board service is approved, Vulcan has implemented a “Chinese Wall” policy and appropriate procedures to isolate such person from making decisions relating to the company’s securities and as a matter of strict firm policy and practice no securities of any company for which any member of Vulcan’s Board of Managers serves as a director, officer or in any other capacity will ever be recommended for any advisory client or client portfolio.

IX.	Oversight of the Code

A.	Certification

1.	Initial Certification. All Supervised Persons will be provided with a copy of the Code and any amendments and must initially certify by submitting the form attached hereto as Appendix A to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all personal account holdings as required by the Code.

2.	Annual Certification. All Supervised Persons must annually certify by submitting the form attached hereto as Appendix A to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

B.	Approval by and Reporting to Board of Directors/Trustees of Registered Investment Company Clients

Under Rule 17j-1, the board of directors/trustees of registered investment company clients must approve the Code and material changes hereto. Any material changes to the Code must be approved by such board no later than six months after the adoption of the material change. Before such board’s approval of the Code and any material changes hereto, Vulcan shall provide a certification to the board that Vulcan has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

In addition, no less frequently than annually, Vulcan shall provide the board of directors/trustees of a registered investment company client, a written report that: (i) describes any issues arising under the Code or applicable policies and procedures since the last report to the board (e.g., information about material violations of the Code as it relates to the registered investment company client or applicable policies and procedures and sanctions imposed as a result of these material violations); and (ii) certifies that Vulcan has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

C.	Authority to Exempt Transactions

The Chief Compliance Officer has the authority to exempt any Supervised Person or any personal securities transaction of a Supervised Person from any or all of the provisions of this Code if the Chief Compliance Officer determines that such exemption would not be against any interests of a client and would be in accordance with applicable law. The Chief Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

D.	Further Information

Supervised Persons should contact the Chief Compliance Officer or a member of the Board of Managers in his absence regarding any inquiries pertaining to the Code or the policies established herein.

E.	Recordkeeping

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

1.	A copy of this Code and any other code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

2.	A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

3.	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person, which shall be retained for five years after the individual ceases to be a Supervised Person of Vulcan;

4.	A copy of each report made pursuant to this Code, including any brokerage account statements provided in lieu of these reports for a period of five years from the end of the fiscal year in which the report is made or the information is provided;

5.	A list of all persons who are, or within the preceding five years have been, Supervised Persons; or a person responsible for reviewing the reports made pursuant to this code and

6.	A record of any decision and reasons supporting such decision to approve a Supervised Person’s acquisition of securities in initial public offerings and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

7.	A written report that: describes any issues arising under this Code or procedures since the last report to the applicable fund’s board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and certifies that Vulcan has adopted procedures reasonably necessary to prevent supervised persons from violating this Code.

F. Reporting Violations and Sanctions

All Supervised Persons shall promptly report to the Chief Compliance Officer or a member of the Board of Managers any apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The Chief Compliance Officer shall promptly report to the Board of Managers any material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to the Board of Managers could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of applicable provisions of the Advisers Act or the Company Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the Board of Managers.

The Board of Managers shall consider reports made hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with Vulcan.

APPENDIX A

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS

AND INITIAL/ANNUAL HOLDINGS REPORT

Name (print clearly)

☐	Initial Report ☐ Annual Renewal (check one)

I.	CODE OF ETHICS

I hereby acknowledge that I have received Vulcan Value Partner’s (“Vulcan”) Code of Ethics (the “Code”) and have reviewed the entire contents of the Code and have obtained an interpretation of any provision about which I had a question. I accept responsibility for understanding, complying with and when appropriate, seeking guidance regarding the Code. I agree that I will report violations of the Code, laws or other policies of which I am aware or that I suspect have taken place. I understand that my failure to comply with the Code or other policies or procedures may result in disciplinary action.

If this is an annual renewal, I hereby certify that since the date of the last Acknowledgment of Receipt of Code of Ethics and Initial/Annual Holdings Report, I have fully complied with all applicable requirements of the Code.

II.	SECURITIES ACCOUNTS

The following is a complete list of all broker, dealer or bank accounts that contain holdings wherein I have Beneficial Ownership:

Name of Broker Dealer	Account Title (acct holder’s name)	Relationship (if acct holder is not the a Supervised Person)	Account Number	Approved by Compliance? (Y/N)

III.	SECURITIES HOLDINGS

☐ I have arranged for provision of a complete report of all my holdings information in the form of duplicate account statements for all of my securities accounts; or

☐ I have not arranged for provision of all of my holdings, so I am submitting the attached Holdings Report.

Signature	Date

INITIAL/ANNUAL HOLDINGS REPORT FOR SUPERVISED PERSONS

Name of Security & Ticker Symbol or CUSIP # (if applicable)	Type of Security	# of Shares	Principal Amount	Name of Broker-Dealer or Bank

I certify the above information is true, accurate and complete as of the date indicated and discloses all securities in all accounts in which I have a direct or indirect pecuniary interest.

Name

Signature	Date

APPENDIX B

QUARTERLY TRANSACTION REPORT

Name (print clearly)

Quarter Ending

Our firm’s Code of Ethics (the “Code”) requires that each Supervised Person report, within 30 days of the end of each calendar quarter, any personal Securities transactions in any account that a Supervised Person has a direct or indirect pecuniary interest.

☐	YES, I have had Reportable Securities transactions within the past quarter as reported on:

☐	Monthly brokerage statements sent directly by my broker-dealer.

☐	Confirmations/statements sent directly by my broker-dealer.

☐	The attached report.

☐ NO, I have had no Reportable Securities transaction(s) in the past quarter.

Signature	Date

QUARTERLY TRANSACTION REPORT FORM

(NOTE: Supervised Persons may elect to provide brokerage or bank statements and confirms in lieu of this report)

Name (print clearly)

Quarter Ending

Trade Date	Name of Security & Ticker Symbol or CUSIP # (if applicable)	Interest Rate	Maturity Date	# of Shares	Principal Amount	Buy/ Sell	Price	Name of Broker- Dealer or Bank

Signature	Date

APPENDIX C

REQUEST FOR DUPLICATE CONFIRMATIONS AND PERIODIC STATEMENTS

[Date]

[Name]

[Address]

Subject:                                 Account #

Dear                 :

My employer, Vulcan Value Partners, LLC, is an investment adviser registered with U.S. Securities and Exchange Commission. Pursuant to my employer’s Code of Ethics, please send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account directly to:

Blevins Naff

Chief Compliance Officer

Vulcan Value Partners, LLC

Three Protective Center

2801 Highway 280 South, Suite 300

Birmingham, AL 35223

205-803-1582

blevins@vulcanvaluepartners.com

Thank you for your cooperation. If you have any questions, please contact me at              or Blevins Naff.

Sincerely,

                                 [Name of Supervised Person]

APPENDIX D

CERTIFICATION FOR MANAGED ACCOUNT

Name (print clearly)

I hereby certify that I have read and understand the requirements of Vulcan Value Partner’s (“Vulcan”) Code of Ethics (the “Code”) regarding reporting requirements for transactions in Reportable Securities. I understand that transactions in Reportable Securities within the Managed Account(s) identified below will be exempt from the reporting requirements of the Code only if:

1.	Pursuant to an agreement and in actual practice, the investment adviser of each Managed Account has full discretionary authority to purchase and sell securities without prior consent from me or any other accountholder; and

2.	Neither I nor any other accountholder, directly or indirectly, suggest or otherwise communicate with the investment adviser concerning transactions in specific securities.

I hereby certify that the conditions set forth above are satisfied with respect to each Managed Account identified below:

Name of Investment Adviser	Account Title (acct holder’s name)	Relationship (if acct holder is not the a Supervised Person)	Account Number

Signature	Date